Exhibit 99.1

Reynolds Consumer Products Reports First Quarter 2020 Financial Results

First Quarter 2020 Results Exceed Expectations

Provides Update on Annual 2020 Outlook

LAKE FOREST, IL, May 7, 2020 – (BUSINESSWIRE) - Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”), today reported results for the first quarter 2020 ended March 31, 2020.

“Despite the challenges of the COVID-19 global pandemic, we were still able to achieve a strong start to the year,” said Lance Mitchell, Reynolds Consumer Products President and Chief Executive Officer. “Our hearts go out to those who are directly or indirectly affected by the pandemic, the serious impacts of which we could not anticipate. Our ability to continue to operate as an essential business is a direct result of our safety culture and management teamwork.”

Mitchell continued, “RCP plant leaders were able to quickly implement procedures and processes that met or exceeded CDC guidelines in our operations to minimize risk, even ahead of state or local mandates. Updated attendance policies for essential workers have allowed flexibility for employees who may have been exposed to COVID-19 to stay home and self-isolate.”

“We quickly implemented a work from home policy for all employees who could do so, successfully transitioning nearly all functions remotely, including our Customer Service, Sales, and Supply Chain teams working with customers and suppliers to accommodate increased demand.”

“We are pleased to support our retail partners. They are continuing to serve the nation’s consumers by implementing additional safety precautions through challenging conditions. We thank them for leading the way as an example through this pandemic and providing essential products to consumers.”

First Quarter 2020 Financial Highlights:

•	Net Revenues of $730 million
•	Earnings Per Share of $0.14; Adjusted Earnings Per Share of $0.30[1]

[1]

Adjusted Net Income, Adjusted Earnings Per Share, Adjusted EBITDA and Net Debt are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release. In addition, as further described in Note 1 to the non-GAAP reconciliation included within this release, the share count utilized for Adjusted Earnings Per Share has been adjusted to reflect the additional shares issued as a result of the IPO as though they were outstanding for the entire period.

•	Net Income of $26 million; Adjusted Net Income of $63 million[1]
•	Adjusted EBITDA of $135 million[1]

First Quarter 2020 Results

Net revenues in the first quarter of 2020 were $730 million compared to $665 million in the prior year period. The 10% increase was primarily driven by the increased demand due to the consumer response to the COVID-19 pandemic. This was due to both increased usage as consumers shifted to spending more time at home and pantry stocking of certain of Reynolds products. In addition to the increased demand due to the COVID-19 pandemic, volume increases were driven by both organic growth with existing customers and the soft first quarter of 2019 as a result of the unusually high demand in the fourth quarter of 2018. These benefits were partially offset by the exit of certain low margin store branded business in the prior year and lower pricing.

Net Income increased $9 million to $26 million in the first quarter of 2020 compared to the first quarter of 2019 and Adjusted Net Income was $63 million for the first quarter of 2020. The increase in Net Income was primarily driven by strong volume and lower interest expense as the Company transitioned from a related party capital structure prior to its initial public offering (“IPO”) that carried significantly higher interest expense compared to the Company’s new debt structure that went into effect in conjunction with its IPO. These benefits were partially offset by a one-time tax expense associated with legislation change from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and IPO transaction-related costs, both of which have been excluded from the computation of the Company’s Adjusted Net Income in the first quarter of 2020.

Adjusted EBITDA was $135 million in the first quarter of 2020 compared to $110 million in the first quarter of 2019. The increase was primarily due to increased volume and lower material and manufacturing costs.

Key Segment Results (compared to the first quarter of 2019)

Reynolds Cooking & Baking

•	Net revenues increased $30 million, or 14%
•	Adjusted EBITDA increased $22 million, or 122%

The increase in net revenues was mainly due to increased consumer demand associated with the COVID-19 pandemic and the soft first quarter of 2019 due to unusually high demand in the fourth quarter of 2018. Lower pricing, as a result of lower material costs and increased trade promotion spend, partially offset the volume increases.

The increase in Adjusted EBITDA was due to the increase in net revenues and lower material and manufacturing costs, partially offset by the impact of lower pricing.

[1]

Adjusted Net Income, Adjusted Earnings Per Share, Adjusted EBITDA and Net Debt are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release. In addition, as further described in Note 1 to the non-GAAP reconciliation included within this release, the share count utilized for Adjusted Earnings Per Share has been adjusted to reflect the additional shares issued as a result of the IPO as though they were outstanding for the entire period.

Hefty Waste & Storage

•	Net revenues increased $27 million, or 16%
•	Adjusted EBITDA increased $16 million, or 41%

The increase in net revenues was mainly due to increased consumer demand associated with the COVID-19 pandemic. In addition, growth with existing customers driven by increased marketing investments and the soft first quarter of 2019 due to the unusually high demand in the fourth quarter of 2018 contributed to the increase.

The increase in Adjusted EBITDA was due to the increase in net revenues and lower material and manufacturing costs.

Hefty Tableware

•	Net revenues increased $14 million, or 9%
•	Adjusted EBITDA remained flat

The increase in net revenues was largely due to increased consumer demand associated with the COVID-19 pandemic, partially offset by increased trade promotion spend.

Adjusted EBITDA remained flat as the favorable impact of the increased volume was offset by unfavorable product mix and increased trade promotion spend.

Presto Products

•	Net revenues remained flat
•	Adjusted EBITDA increased $3 million, or 15%

Net revenues remained flat as the increased consumer demand associated with the COVID-19 pandemic was offset by the impact of the exit of certain low margin store branded business during 2019.

The increase in Adjusted EBITDA was primarily due to lower material and manufacturing costs.

Impact of CARES Act

On March 27, 2020, the CARES Act was enacted in response to the COVID-19 pandemic. The CARES Act has various tax law changes, including increasing the limitation under IRC Section 163(j) for 2019 and 2020 to permit additional expensing of interest. As a result of the CARES Act, the Company expects that the deferred tax asset for the IRC Section 163(j) carryforward allocable to Reynolds from the RGHL Group upon its IPO will be less. As such, the Company has recorded a discrete income tax expense of $23 million attributable to the write-down of such deferred tax asset in connection with the tax law change, which has been excluded from the calculations of Adjusted Net Income and Adjusted Earnings Per Share.

Public Company Transition

The Company’s transition to becoming a stand-alone public company is progressing as planned. Most notably, the Company’s planned SAP ERP separation from its pre-IPO parent company was shifted to a remote implementation and seamlessly completed as scheduled subsequent to quarter end. Extensive planning for the SAP project and the associated inventory build aided in Reynolds’ ability to continue to supply its customers during the period of unprecedented demand.

Balance Sheet and Cash Flow Highlights

The Company’s cash and cash equivalents balance was $200 million as of March 31, 2020 and total outstanding debt was $2,448 million. Capital expenditures totaled $23 million for the quarter ended March 31, 2020 compared to $15 million for the prior year period.

Fiscal Year 2020 Outlook

Mitchell continued “Circumstances surrounding the unpredictability of COVID-19 continue to evolve, making it more difficult to predict the future with certainty. Increased consumer demand driven by changes in buying habits and incremental usage occasions has continued, but is dynamic and not yet normalized, and the current operating environment necessitates additional costs. We believe we are successfully managing and operating the Company during these challenging times and that we are positioned to grow stronger. We will continue to focus on what we can directly influence - keeping our employees safe and managing the business to ensure continued long term earnings growth for our shareholders.”

As a result of increased demand related to the COVID-19 pandemic and the anticipated benefit from lower interest rates, the Company has increased its guidance on all profit measures and reduced its Net Debt target. The Company has assumed the increased demand associated with COVID-19 will continue in the near-term, however, it expects COVID-19 operational-related cost increases to offset the impact of the increased demand resulting in its Adjusted EBITDA forecast for Q2 – Q4 2020 remaining in line with its previous guidance.

The Company acknowledges that the magnitude and duration of increased demand remains uncertain and that the greatest challenge it faces as a result of the pandemic is its ability to maintain the level of supply needed to keep up with the increased demand. The Company is taking steps to add capacity to address the increased demand through both staffing and capital investments. The outlook assumes that the Company can meet demand and that there are no significant disruptions to its operations, supply chain or retail partners for the remainder of fiscal 2020. The Company expects that the COVID-19 related volume increases in 2020 will make it more challenging to show year over year improvement in Adjusted EBITDA in 2021.

For the fiscal year ending December 31, 2020, the Company is providing the following updated guidance:

•	Net Income to be in the range of $335 million to $355 million
•	Earnings Per Share to be in the range of $1.60 to $1.69 per share
•	Adjusted EBITDA to be in the range of $695 million to $715 million[1]
•	Adjusted Net Income to be in the range of $388 million to $403 million[1]

[1] Adjusted Net Income, Adjusted Earnings Per Share, Adjusted EBITDA and Net Debt are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release.   In addition, as further described in Note 1 to the non-GAAP reconciliation included within this release, the share count utilized for Adjusted Earnings Per Share has been adjusted to reflect the additional shares issued as a result of the IPO as though they were outstanding for the entire period.

•	Adjusted Earnings Per Share to be in the range of $1.85 to $1.92 per share[1]
•	Net Debt to be in the range of $1.9 billion to $2.1 billion[1]

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation along with the executive management team to discuss these results with additional comments and details today at 8:30 a.m. ET (7:30 a.m. CT). The live conference call webcast and supplemental presentation will be available live over the Internet through the Investors section of the Company’s website at www.reynoldsconsumerproducts.com. To participate on the live call, dial (855) 982-6675 and enter the passcode 4361736. A telephone replay will be available approximately two hours after the call concludes through Thursday, May 21, 2020, by dialing (855) 859-2056, and entering passcode 4361736.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and tableware that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our fiscal year 2020 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

(203) 682-8276

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Income

(in millions, except for per share data)

(Unaudited)

	For the Three Months Ended
	March 31,
	2020	2019
Net revenues	$691	$625
Related party net revenues	39	40
Total net revenues	730	665
Cost of sales	(541)	(492)
Gross profit	189	173
Selling, general and administrative expenses	(82)	(78)
Other expense, net	(15)	(5)
Income from operations	92	90
Interest expense, net	(27)	(68)
Income before income taxes	65	22
Income tax expense	(39)	(5)
Net income	$26	$17

Earnings per share:
Basic	$0.14	$0.11
Diluted	$0.14	$0.11

Weighted average shares outstanding:
Basic	188.8	155.5
Effect of dilutive securities	0.2	—
Diluted	189.0	155.5

Reynolds Consumer Products Inc.

Condensed Consolidated Balance Sheets

(in millions, except for per share data)

	(Unaudited) As of March 31, 2020	As of December 31, 2019
Assets
Cash and cash equivalents	$200	$102
Accounts receivable (net of allowance for doubtful accounts of $1 and $0)	316	13
Other receivables	8	7
Related party receivables	4	14
Inventories	433	418
Other current assets	12	16
Total current assets	973	570
Property, plant and equipment (net of accumulated depreciation of $657 and $642)	543	537
Operating lease right-of-use assets, net	62	42
Goodwill	1,879	1,879
Intangible assets, net	1,115	1,123
Other assets	15	9
Total assets	$4,587	$4,160
Liabilities
Accounts payable	$144	$135
Related party payables	48	72
Related party accrued interest payable	—	18
Current portion of long-term debt	25	21
Income taxes payable	10	—
Dividends payable	31	—
Accrued and other current liabilities	127	132
Total current liabilities	385	378
Long-term debt	2,423	1,990
Long-term related party borrowings	—	2,214
Long-term operating lease liabilities	54	35
Deferred income taxes	288	294
Long-term postretirement benefit obligation	49	48
Other liabilities	18	19
Total liabilities	$3,217	$4,978
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 209.7 shares issued and outstanding	—	—
Additional paid-in capital	1,378	—
Net parent deficit	—	(823)
Accumulated other comprehensive income	3	5
Retained earnings	(11)	—
Total stockholders' equity	1,370	(818)
Total liabilities and stockholders' equity	$4,587	$4,160

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Cash provided by (used in) operating activities
Net income	$26	$17
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	24	21
Deferred income taxes	28	(1)
Unrealized (gains) losses on derivatives	4	(7)
Stock compensation expense	1	—
Change in assets and liabilities:
Accounts receivable, net	(303)	3
Other receivables	(1)	8
Related party receivables	9	(88)
Inventories	(16)	(59)
Accounts payable	10	(11)
Related party payables	(20)	(18)
Related party accrued interest payable	(18)	53
Income taxes payable	11	6
Accrued and other current liabilities	(7)	(20)
Other assets and liabilities	(3)	—
Net cash used in operating activities	(255)	(96)
Cash (used in) provided by investing activities
Acquisition of property, plant and equipment	(23)	(15)
Advances to related parties	—	(50)
Repayments from related parties	—	137
Net cash (used in) provided by investing activities	(23)	72
Cash provided by (used in) financing activities
Proceeds from long-term debt, net of discounts	2,472	—
Repayments of RGHL Group Credit Agreement	(8)	(4)
Advances from related parties	240	12
Repayments to related parties	(3,627)	(6)
Deferred debt transaction costs	(28)	—
Proceeds from IPO settlement facility	1,168	—
Repayment of IPO settlement facility	(1,168)	—
Issuance of common stock	1,410	—
Equity issuance costs	(69)	—
Net transfers from (to) Parent	(14)	4
Net cash provided by financing activities	376	6
Effect of exchange rate on cash flows and cash equivalents	—	—
Net increase (decrease) in cash and cash equivalents	98	(18)
Cash and cash equivalents at beginning of period	102	23
Cash and cash equivalents at end of period	$200	$5

Reynolds Consumer Products Inc.

Segment Results

($ in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated	Total
Revenues
Three months ended March 31, 2020	$243	$192	$178	$127	$(10)	$730
Three months ended March 31, 2019	213	165	164	127	(4)	665
Adjusted EBITDA
Three months ended March 31, 2020	40	55	35	23	(18)	135
Three months ended March 31, 2019	18	39	35	20	(2)	110

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share”, and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude unrealized gains and losses on derivatives, factoring discounts (pre-IPO), the allocated related party management fee (pre-IPO) and IPO transaction-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus the sum of IPO transaction-related costs, the impact of tax legislation changes under the CARES Act enacted March 27, 2020 and any unrealized gains or losses on derivatives. We define Net Debt as the current portion of long term debt plus long term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year 2020, where adjusted, is provided on a non-GAAP basis, which the Company will continue to identify as it reports its future financial results. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fiscal Year 2020 Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.   In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our 2020 Adjusted EBITDA outlook and Net Debt, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three months ended March 31,
	2020	2019
Net income – GAAP	$26	$17
Income tax expense	39	5
Interest expense, net	27	68
Depreciation and amortization	24	21
Factoring discount	—	5
Allocated related party management fee	—	2
IPO transaction-related costs	14	—
Unrealized losses (gains) on derivatives	4	(7)
Other	1	(1)
Adjusted EBITDA (Non-GAAP)	$135	$110

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions except per share data)

	Three Months Ended March 31, 2020
(In millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$26	189	$0.14
Assume full period impact of IPO shares (1)	—	21	—
	26	210	0.12
Adjustments:
Impact of tax legislation change from the CARES Act	23	210	0.11
IPO transaction-related costs (2)	11	210	0.05
Unrealized losses on derivatives (2)	3	210	0.02
Adjusted (Non-GAAP)	$63	210	$0.30

Reconciliation of 2020 Net Income and EPS guidance to Adjusted Net Income and Adjusted EPS guidance

(amounts in millions except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding (3)	low	high
Fiscal Year 2020 - Guidance	$335	$355	210	$1.60	$1.69
Adjustments:
IPO Transaction-related costs, net of tax benefit (2)	30	25	210	0.14	0.12
Impact of CARES Act legislation change	23	23	210	0.11	0.11
Fiscal Year 2020 - Adjusted Guidance	$388	$403	210	$1.85	$1.92

(1)

Represents incremental shares required to adjust the weighted average shares outstanding for the period to the actual shares outstanding as of March 31, 2020. The Company utilizes the shares outstanding at period end as if they had been outstanding for the full period rather than weighted average shares outstanding over the course of the period as it is a more meaningful calculation that provides consistency in comparability.

(2)	Amounts are after tax calculated using a tax rate of 25%, which is the Company’s effective tax rate excluding the one-time discreet expense associated with the legislation change from the CARES Act.

(3)

The Company has assumed the actual shares outstanding at March 31, 2020 to be outstanding for the full period rather than the weighted average shares outstanding over the course of the period as it is a more meaningful calculation that provides consistency in comparability.